EXHIBIT 10.22

AMENDMENT #1 TO THE COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT #1 TO THE COLLABORATION AND LICENSE AGREEMENT (the "Amendment") is entered into this tenth day of August, 2016 by and between NESTEC LTD., a limited company organized and existing under the laws of Switzerland, having an office located at Avenue Nestle 55, 1800 Vevey, Switzerland ("NHSc"), and Seres Therapeutics, Inc., a corporation incorporated and existing under the laws of the State of Delaware, having an office located at 200 Sydney Street, Cambridge MA 02139, USA ("Seres"). NHSc and Seres are sometimes referred to herein as the "Parties".

WHEREAS, the Parties entered into a COLLABORATION AND LICENSE AGREEMENT dated January 9, 2016 (the "Agreement") whereby Seres granted to NHSc certain licenses under intellectual property controlled by Seres relating to a new class of medicinal microbiome products to treat and manage inflammatory bowel disease, and treat and prevent the recurrence of C. difficile infections (the "Products"), outside the US and Canada;

WHEREAS, in the course of the collaboration under the Agreement, Seres conducted a Phase 2 study for the initial C. difficile product SER-109, and recently determined that the primary endpoint of such study was not achieved;

WHEREAS, Seres has begun to gather and analyze data relating to the Phase 2 study in order to make appropriate adjustments to the SER-109 development plan, and NHSc would like to assist Seres therewith;

WHEREAS, in order to facilitate NHSc so-assisting Seres, Seres will share with NHSc highly confidential information which the Parties agree will require a higher level of confidential treatment by NHSc than is currently provided for in ARTICLE 11 of the Agreement, and hence the Parties wish to provide for such higher level of confidential treatment in accordance with this Amendment, for this currently contemplated exchange of highly confidential information, and for potential future exchanges of other highly confidential information.

NOW, THEREFORE in consideration of the foregoing and the terms below, the Parties agree to amend the Agreement by adding the following new section 11.7 (capitalized terms below not defined herein shall have the meanings set forth in the Agreement):

11.7

Special Treatment of Highly Confidential Information. A Party may from time to time be in possession of information which such party desires to disclose to the other Party under more restrictive terms than otherwise provided for in this ARTICLE 11 ("Highly Confidential Information"). In such case, the party desiring to make such disclosure ("Disclosing Party") shall notify the other Party ("Receiving Party") in writing of the general category of information proposed to be so disclosed in order to allow the Receiving Party the opportunity to agree to receive the Highly Confidential Information from the Receiving Party under the terms of this section 11.7. If the Receiving Party elects not to receive such Highly Confidential Information on such terms, the Disclosing Party may elect to either not disclose the information at all, or to disclose the information under the terms of sections 11.1 through 11.6 of this ARTICLE 11. If the Receiving Party elects to receive such Highly Confidential Information under the terms of this section 11.7, then each Party shall select no more than four (4) people agreeable to the other Party to be participants in the exchange of, and discussions concerning, Highly Confidential Information ("Section 11.7 Participants") unless, on a case by case basis, the Parties agree in writing to a number greater than four (4). The Section 11.7 Participants shall agree upon a process to exchange and discuss Highly Confidential Information, and the Parties shall arrange for the recording of minutes of such exchanges and discussions. All such minutes, and other materials such as agendas, slide presentations, Webex content, handouts, etc. used as part of such exchanges and discussions, shall be clearly marked as "Highly Confidential Information", and all such materials including the information contained therein shall be held in strict confidence by the Section 11.7 Participants, including to the exclusion of other employees, agents and Affiliates of their respective Party. Each Section 11.7 Participant will promptly notify the other Party upon becoming aware of any use or disclosure of Highly Confidential Information not permitted pursuant to this section 11.7. Sections 11.1.1 and 11.2 shall not apply to Highly Confidential Information, and sections 11.4, 11.5 and 11.6 shall apply to Highly Confidential Information.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers.

SERES THERAPEUTICS, INC.

By:	/s/ Roger J. Pomerantz, M.D.

Name:	/s/ Roger J. Pomerantz, M.D., F.A.C.P.

Title	President, CEO and Chairman

NESTEC LTD.

By:	/s/ Claudio Vuoni

Name:	/s/ Claudio Vuoni

Title	General Counsel NHSc